CARTER, LEDYARD & MILBURN
                          2 Wall Street
                    New York, New York  10005



                         March 15, 2001



The Chase Manhattan Bank
  as Trustee of
  The First Trust GNMA Reinvestment Income
  Trust, Series 79
4 New York Plaza, 6th Floor
New York, New York  10004-2413

Attention:  Mr. John Fabrizio
            Vice President


 Re:The First Trust GNMA Reinvestment Income Trust "GRIT" Series
                               79

Dear Sirs:

     We are acting as counsel for The Chase Manhattan Bank ("Chase") in connection with the execution and delivery of a Trust Agreement (the "Trust Agreement") dated today's date (which Trust Agreement incorporates by reference a certain Standard
Terms and Conditions of Trust dated December 19, 1991 and the same are collectively referred to herein as the "Indenture") among Nike Securities L.P., as Depositor (the "Depositor"),
Securities   Evaluation  Services,  Inc.,   as   Evaluator   (the
"Evaluator), First Trust Advisors L.P., as Portfolio Supervisor (the "Supervisor"), and Chase, as Trustee (the "Trustee"), establishing The First Trust GNMA Reinvestment Income Trust "GRIT" Series 79 (the "Trust"), and the confirmation by Chase, as Trustee under the Indenture, that it has registered on the registration books of the Trust the ownership by the Depositor of a number of units constituting the entire interest in the Trust (such aggregate units being herein called "Units"), each of which represents an undivided interest in the respective Trust which consists of taxable mortgage-backed securities guaranteed as to principal and interest by the Government National Mortgage Association (collectively, the "Securities").

     We have examined the Indenture, a specimen of the certificates to be issued thereunder (the "Certificates"),the Closing Memorandum dated today's date (the "Closing Memorandum"), today's date, and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing we are of the opinion that:

      1. Chase is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

      2. The Trust Agreement and Indenture have been duly executed and delivered by Chase and, assuming due execution and delivery by the other parties thereto, constitute the valid and legally binding obligations of Chase.

      3. The Certificates are in proper form for execution and delivery by Chase, as Trustee.

      4. Chase, as Trustee, has registered on the registration books of the Trust the ownership of the Units by the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be transferred on the registration books of the Trust to, and registered in, such other names, and in such denominations, as the Depositor may order, and may deliver, unless the Indenture provides that the Units will be uncertificated, Certificates evidencing such ownership.

      5. Chase, as Trustee, may lawfully under the New York Banking Law advance to the Trust Fund amounts as may be necessary to provide the distribution to be made to the Depositor on the First Settlement Date (as defined in the Indenture) and be reimbursed, without interest, for such advance from funds in the interest account, as provided in the Indenture.

     In rendering the foregoing opinion we have not considered, among other things, whether the Securities have been duly authorized and delivered.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-56674) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                              Very truly yours,



                              CARTER, LEDYARD & MILBURN